Exhbit 99.1

FOR IMMEDIATE RELEASE:                                    News
                                                   Nasdaq/NOIZ




Micronetics Reports Q3 FY2004 Results --- Revenues Increase 25%
Year-to-Date


Hudson, NH -- (BUSINESS WIRE) -- January 30, 2004 --
Micronetics, Inc. (Nasdaq/NOIZ) announced financial results for its third quarter and first nine months of its fiscal year ending
March 31, 2004 (FY2004).

Net sales for the first nine months of FY2004 increased to $9,877,106 from $7,879,925 in the first nine months of FY2003, an increase of $1,977,181 or 25%. Net income for the first nine months of FY2004 was $1,030,405 or $.23 per share, as compared with $965,808 or $.22 per share, in the same period a year ago. During the quarter, profits were impacted by a one-time write-off of a discontinued product line and from the adjustment of tax provisions.

Net sales for Q3 of FY2004 were $3,522,351 as compared to $2,884,014 for Q3 of FY2003, an increase of $638,337 or 22%. Net income for Q3 FY2004 was 345,220, or $.08 per share, as compared with $374,988, or $.08 per share, in the same quarter a year ago.

David Robbins, President & CEO, stated, "We realized strong revenue growth from both our Defense Electronics and Commercial Products Groups. We made a decision to discontinue a slow moving commercial product line which had little prospect for growth. Our backlog remains strong and we expect to report record sales and profits for FY2004."

Micronetics, operating through its Defense Electronics
Group, designs and manufactures microwave and radio frequency
(RF) components and integrated subassemblies used in a variety of defense, aerospace and commercial applications. Operating through its Test Solutions and VCO Products Groups, Micronetics designs and manufactures test equipment and components that are utilized in, or test the strength, durability and integrity of communication signals in, military or communications equipment or systems. Micronetics serves a diverse customer base, including Aerosat, Alcatel, BAE Systems, Boeing, EADS, Ericsson, Honeywell, L-3 Communications, Lockheed Martin, Motorola, NEC, Northrop Grumman, Raytheon, Southwest Research, Teradyne, Tektronix and Thales. Micronetics also operates through its wholly-owned subsidiaries, Enon Microwave, Inc., Microwave Concepts, Inc. and Microwave & Video Systems, Inc.

Some of the statements contained in this news release are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, including but not limited to the success of the products into which the Company's products are integrated, internal projections as to the demand for certain types of equipment, competitive products and pricing, the success of new product development efforts, the timely release for production and the delivery of products under existing contracts, access to financial resources, future economic conditions generally, as well as other factors. The information in this release should be reviewed in conjunction with Micronetics' Annual Report on Form 10-KSB for its fiscal year ended March 31, 2003.


INCOME STATEMENT DATA
($000s omitted except per share data)


                         Nine Months Ended         Three Months Ended
                          December 31,               December 31,
                         2003        2002         2003        2002
                        ------     -------       ------     --------


Net sales               $9,877       $7,880       $3,522     $2,884
Net income               1,030          966         345         375
Net income per share:    $ .23        $ .22       $ .08       $ .08
Wgt. avg. shares
 outstanding - diluted   4,572        4,454       4,515       4,476




BALANCE SHEET DATA


                          December 31, 2003      March 31, 2003
                          -----------------      --------------


Working capital               $ 6,079             $ 6,570
Total assets                   11,686              12,147
Non-current liabilities         1,044               1,560
Shareholders' equity            9,129               9,084




CONTACT:

Micronetics, Inc.
David Robbins, President
(603)883-2900 x317